Exhibit 99

Rocky Brands, Inc. Announces Third Quarter 2026 Results

Net Sales Increased 13.3% to $138.8 Million

Wholesale Segment Sales Increased 11.8% to $99.6 Million

Retail Segment Sales Increased 20.0% to $35.4 Million

Net Income Per Diluted Share of $1.69; Adjusted Net Income Per Diluted Share Increased 70.9% to $1.76

NELSONVILLE, Ohio, October 27, 2026 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its third quarter ended September 30, 2026.

Third Quarter 2026 Overview

●	Net sales increased 13.3% to $138.8 million versus $122.5 million in the year-ago quarter
●	Gross margin increased 480 basis points to 45.0% of net sales compared to 40.2% of net sales in the year-ago quarter
●	Income from operations increased to $18.2 million compared to $11.7 million in the year-ago quarter
●	Net income increased to $12.8 million, or $1.69 per diluted share, as compared to net income of $7.2 million, or $0.96 per diluted share, in the year-ago quarter
●	Adjusted net income increased to $13.4 million, or $1.76 per diluted share, as compared to $7.8 million, or $1.03 per diluted share, in the year-ago quarter
●	Inventories as of September 30, 2026 decreased 2.0% to $189.7 million compared to $193.6 million at September 30, 2025
●	Total debt as of September 30, 2026 decreased 16.6% to $116.0 million compared to $139.0 million at September 30, 2025

"We delivered strong third quarter results highlighted by our second consecutive quarter of double-digit top-line growth,” said Jason Brooks, Chairman, President and Chief Executive Officer. “Demand was broad based with several of our brands achieving double-digit sales gains led by Durango, Muck and XTRATUF, as well as our Lehigh CustomFit business. This was also true across our distribution channels as Retail and Wholesale segment sales grew approximately 20% and 12%, respectively. Excluding the net benefit from IEEPA tariff refunds, gross margins reflect strong full price selling which helped drive third quarter profitability higher than expected. We are encouraged with our momentum heading into the holiday season and believe we are well positioned to deliver a strong finish to the year.”

Third Quarter 2026 Review

Third quarter 2026 net sales increased 13.3% to $138.8 million compared with $122.5 million in the third quarter of 2025. Wholesale segment net sales for the third quarter increased 11.8% to $99.6 million compared to $89.1 million in the third quarter of 2025. Retail segment net sales for the third quarter increased 20.0% to $35.4 million compared to $29.5 million in the third quarter of 2025. Contract Manufacturing segment net sales for the third quarter decreased 3.1% to $3.8 million compared to $3.9 million in the third quarter of 2025.

Gross margin in the third quarter of 2026 was $62.5 million, or 45.0% of net sales, compared to $49.3 million, or 40.2% of net sales, for the same period last year. The increase in gross margin as a percentage of net sales was primarily due to $2.5 million of IEEPA tariff refunds recognized and a temporary $3.5 million benefit from the sale of inventory from the Company's free trade zone that carried no incremental tariffs, partially offset by sourcing variances.

Operating expenses were $44.3 million, or 31.9% of net sales, for the third quarter of 2026 compared to $37.5 million, or 30.6% of net sales, for the same period a year ago. Excluding $0.7 million of acquisition-related amortization in the third quarter of 2026 and 2025, adjusted operating expenses were $43.6 million, or 31.4% of net sales, in the current year period and $36.8 million, or 30.1% of net sales, in the year-ago period. The increase in operating expenses was partially due to an increase in outbound logistics costs associated with the increase in Retail segment net sales, an increase in digital advertising spend, and higher performance-based compensation.

Income from operations for the third quarter of 2026 was $18.2 million, or 13.1% of net sales, compared to $11.7 million, or 9.6% of net sales, for the same period a year ago. Adjusted income from operations for the third quarter of 2026 was $18.9 million, or 13.6% of net sales, compared to adjusted income from operations of $12.4 million, or 10.1% of net sales, a year ago, reflecting the net impact of tariffs, in the third quarter of 2026.

Interest expense for the third quarter of 2026 was $2.0 million compared with $2.6 million for the prior year period. The decrease in interest expense was driven by lower debt levels.

The Company reported third quarter 2026 net income of $12.8 million, or $1.69 per diluted share, compared to $7.2 million, or $0.96 per diluted share, in the third quarter of 2025. Adjusted net income for the third quarter of 2026 was $13.4 million, or $1.76 per diluted share, compared to $7.8 million, or $1.03 per diluted share, in the year-ago period.

Balance Sheet Review

Cash and cash equivalents were $2.3 million as of September 30, 2026 compared to $3.3 million and $2.9 million as of September 30, 2025 and December 31, 2025, respectively.

Other receivables were $11.2 million as of September 30, 2026 compared to $0.1 million and $5.0 million as of September 30, 2025 and December 31, 2025, respectively. The increase in other receivables as of September 30, 2026 compared to September 30, 2025 and December 31, 2025 was primarily due to the IEEPA tariff refund receivable.

As of September 30, 2026, total debt, net of unamortized debt issuance costs of $1.3 million, was $116.0 million, consisting of a $20.5 million senior term loan and $96.8 million of borrowings under the Company's senior secured asset-backed credit facility. As of September 30, 2026, total debt, net of unamortized debt issuance costs, was down 16.6% from September 30, 2025, and was down 5.4% compared to December 31, 2025.

Inventories as of September 30, 2026, were $189.7 million, down 2.0% compared to $193.6 million on the same date a year ago and up 4.7% compared to $181.1 million as of December 31, 2025.

Conference Call Information

The Company's conference call to review third quarter 2026 results will be broadcast live over the internet today, Tuesday, October 27, 2026, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well-recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company's momentum heading into the holiday season and belief that the Company is well positioned to deliver a strong finish to 2026 (Paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2025 (filed March 11, 2026) and quarterly reports on Form 10-Q for the quarters ended March 31, 2026 (filed May 5, 2026) and June 30, 2026 (filed August 4, 2026). One or more of these factors have affected historical results and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2026	2025	2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,292	$2,902	$3,319
Trade receivables – net	97,002	77,055	82,564
Other receivables	11,199	4,952	96
Inventories – net	189,671	181,134	193,613
Income tax receivable	-	1,050	-
Prepaid expenses	5,092	3,623	5,658
Total current assets	305,256	270,716	285,250
LEASED ASSETS	7,172	4,175	4,890
PROPERTY, PLANT & EQUIPMENT – net	52,324	49,929	50,533
GOODWILL	47,844	47,844	47,844
IDENTIFIED INTANGIBLES – net	100,942	103,033	103,730
OTHER ASSETS	1,938	1,791	1,767
TOTAL ASSETS	$515,476	$477,488	$494,014

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$70,032	$52,958	$63,323
Current portion of long-term debt	8,361	8,361	8,361
Accrued expenses and other liabilities	34,514	34,813	32,471
Total current liabilities	112,907	96,132	104,155
LONG-TERM DEBT	107,667	114,281	130,684
LONG-TERM LEASES	4,736	1,727	2,183
DEFERRED INCOME TAXES	12,381	12,381	10,044
DEFERRED LIABILITIES	907	879	851
TOTAL LIABILITIES	238,598	225,400	247,917
SHAREHOLDERS' EQUITY:
Common stock, no par value;	-	-	-
25,000,000 shares authorized; issued and outstanding September 30, 2026 - 7,525,061; December 31, 2025 - 7,505,139; September 30, 2025 - 7,488,341
Additional paid-in-capital	76,613	76,090	75,449
Retained earnings	200,265	175,998	170,648
Total shareholders' equity	276,878	252,088	246,097
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$515,476	$477,488	$494,014

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
NET SALES	$138,814	$122,540	$381,583	$342,260
COST OF GOODS SOLD	76,318	73,264	212,849	202,695
GROSS MARGIN	62,496	49,276	168,734	139,565

OPERATING EXPENSES	44,328	37,541	127,246	111,968

INCOME FROM OPERATIONS	18,168	11,735	41,488	27,597

INTEREST EXPENSE AND OTHER – net	(1,803)	(2,493)	(5,832)	(7,367)

INCOME BEFORE INCOME TAX EXPENSE	16,365	9,242	35,656	20,230

INCOME TAX EXPENSE	3,517	2,030	7,668	4,468

NET INCOME	$12,848	$7,212	$27,988	$15,762

INCOME PER SHARE
Basic	$1.71	$0.96	$3.72	$2.11
Diluted	$1.69	$0.96	$3.68	$2.10

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,512	7,475	7,519	7,465
Diluted	7,619	7,543	7,611	7,511

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$44,328	$37,541	$127,246	$111,968
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)	(2,076)	(2,076)
ADJUSTED OPERATING EXPENSES	$43,636	$36,849	$125,170	$109,892

INCOME FROM OPERATIONS, AS REPORTED	$18,168	$11,735	$41,488	$27,597

ADJUSTED INCOME FROM OPERATIONS	18,860	12,427	43,564	29,673

NET INCOME
NET INCOME, AS REPORTED	$12,848	$7,212	$27,988	$15,762
TOTAL NON-GAAP ADJUSTMENTS	692	692	2,076	2,076
TAX IMPACT OF ADJUSTMENTS	(149)	(152)	(446)	(459)
ADJUSTED NET INCOME	$13,391	$7,752	$29,618	$17,379

NET INCOME PER SHARE, AS REPORTED
BASIC	$1.71	$0.96	$3.72	$2.11
DILUTED	$1.69	$0.96	$3.68	$2.10

ADJUSTED NET INCOME PER SHARE
BASIC	$1.78	$1.04	$3.94	$2.33
DILUTED	$1.76	$1.03	$3.89	$2.31

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,512	7,475	7,519	7,465
DILUTED	7,619	7,543	7,611	7,511

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "non-GAAP adjusted operating expenses," "non-GAAP adjusted income from operations," "non-GAAP adjusted net income," and "non-GAAP adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to management and investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset and are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.